Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Reports 2008 Year-End Financial Results
and Updates Clinical Pipeline Status
Conference Call Scheduled for Today — Tuesday, March 10, 2009
at 4:30 p.m. Eastern Time
Mountain View, California — March 10, 2009 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) reported today financial results for the fourth quarter and year ended December 31, 2008, and provided an update on its product development candidates. The net loss for the quarter and year ended December 31, 2008, as reported in accordance with accounting principles generally accepted in the United States (GAAP), was $15.0 million and $58.5 million, respectively, compared to a net loss of $13.2 million and $45.1 million in the comparable periods in 2007. Alexza had consolidated cash, cash equivalents and marketable securities (including investments held by Symphony Allegro) at December 31, 2008 of $58.9 million.
“In 2008, we made outstanding progress with AZ-004 (Staccato® loxapine), our lead program,” said Thomas B. King, President and CEO of Alexza. “During the year, we initiated, fully enrolled and announced positive results in two Phase 3 clinical trials. This rapid progress has allowed us to be in the position to target an NDA filing for AZ-004 in early 2010. A majority of our focus and effort in 2009 will be on completing the balance of our NDA clinical program and finalizing the commercial manufacturing processes for AZ-004.”
Financial Results — Periods Ended December 31, 2008 and 2007
GAAP operating expenses were $18.4 million and $79.2 million in the quarter and year ended December 31, 2008, compared to $17.4 million and $60.5 million for the comparable periods in 2007. The increases resulted primarily from increased spending on AZ-004 and AZ-104 as the Company continued development of these product candidates under the Symphony Allegro agreement, increased spending on AZ-003 with continued development of this product candidate under the now terminated development agreement with Endo Pharmaceuticals, and increased share-based compensation costs. These increases were partially offset by the Company’s reduced spending on its AZ-001, AZ-002 and AZ-007 product candidates as the Company focused its efforts on its other product candidates.

In January 2009, the Company announced that it had consolidated its operations, with a primary focus on the continued development of AZ-004 (Staccato loxapine). The restructuring included a workforce reduction of 52 employees, representing approximately 33% of the Company’s total workforce. With the reduction in headcount and focus on the development of AZ-004, the Company expects to reduce its expenses by approximately $21.5 million, net of severance costs, for fiscal year 2009, compared to fiscal year 2008, and another reduction of approximately $11.1 million for fiscal year 2010, compared to fiscal year 2009. The Company anticipates that with current cash, cash equivalents and marketable securities along with interest earned thereon, expected payments from Symphony Allegro, the proceeds from option exercises, and purchases of common stock pursuant to its Employee Stock Purchase Plan, the Company will be able to maintain its currently planned operations into the second quarter of 2010. Changing circumstances may cause the Company to consume capital significantly faster or slower than currently anticipated.
On January 1, 2006, Alexza adopted FAS 123R and reports employee share-based compensation expense based on the grant date fair value of the award. Share-based compensation was $1.6 million and $5.4 million in the quarter and year ended December 31, 2008 compared to $1.4 million and $3.4 million in the comparable periods in 2007. Alexza’s Consolidated Statements of Operations include the operations of Symphony Allegro, Inc., its variable interest entity. As the Company has no direct ownership in Allegro, it reduces its net loss by the losses incurred by Allegro. “Loss attributed to noncontrolling interest in Symphony Allegro, Inc.” reduced net loss for the quarter and year ended December 31, 2008 by $2.9 million and $18.6 million, and reduced net loss by $3.1 million and $10.8 million in the comparable periods in 2007.
Product Candidates Development Update
•	AZ-004 (Staccato loxapine). Alexza is developing AZ-004 for the acute treatment of agitation in patients with schizophrenia or bipolar disorder. AZ-004 is currently in Phase 3 clinical testing and the Company projects an NDA filing in early 2010.
In December 2008, the Company announced positive results from the second of its two Phase 3 clinical trials of AZ-004. This trial enrolled 314 acutely-agitated patients with bipolar I disorder at 17 U.S. clinical centers. The trial was designed as an in-clinic, multi-center, randomized, double-blind, placebo-controlled study, and tested AZ-004 at two dose levels, 5 mg and 10 mg. Patients were eligible to receive up to 3 doses of study drug in a 24-hour period, depending on their clinical status. Only one dose of study drug was allowed during the first 2 hours of the study period. Patients eligible for the study included those who were admitted through an emergency department and those who were already in-patients in a hospital setting, as long as they had acute agitation at the time of patient randomization. This study was the first AZ-004 study enrolling bipolar disorder patients. The primary endpoint for the study was a reduction of agitation, measured as the change from baseline in the PANSS, or Positive and Negative Symptom Scale, Excited Component Score, also known as the PEC score, measured at 2 hours after the first dose. The key secondary endpoint was the Clinical Global Impression-Improvement, or CGI-I, score, measured at 2 hours after the first dose. Both the 5 mg and 10 mg doses of AZ-004 met these primary and secondary endpoints. All results were considered statistically significant at the p < 0.05 level, as compared to placebo, and all statistical analyses were made on an intent-to-treat basis. The 10 mg dose of AZ-004 exhibited a rapid onset of effect, with statistically significant reduction in agitation at 10 minutes post-dose, the first time point measure in the study. The reduction of agitation was generally sustained through the 24-hour study period. Various additional assessments of a patient’s agitation state were conducted at serial time points using the PEC score over the first 4-hour post-dose time period, with follow-up assessments at the end of the 24-hour study period. Side effects were recorded for each patient throughout the clinical trial period. The administration of AZ-004 was generally safe and well tolerated. The most common side effect, and the only side effect reported by at least 10% of the patients in any treatment group, was taste. This side effect was rated as mild in all patients.
In September 2008, the Company announced positive results from its first Phase 3 clinical trial of AZ-004 in 344 acutely agitated schizophrenic patients. The study design was similar to the clinical trial outlined above. Both the 5 mg and the 10 mg doses of AZ-004 met the primary and secondary endpoints of the study. The administration of AZ-004 was generally safe and well tolerated in this patient population.
AZ-004 has been licensed to Symphony Allegro, Inc., or Symphony Allegro, and the Company has the right to repurchase all rights to this product candidate.
•	AZ-104 (Staccato loxapine). Alexza is developing AZ-104 to treat patients suffering from acute migraine headaches. AZ-104 is a lower dose version of AZ-004. In January 2009, Alexza initiated an AZ-104 outpatient, multi-center, randomized, double-blind, single-dose, placebo-controlled study intended to enroll 360 patients who have migraines, with or without aura. Two dose levels of AZ-104 are being evaluated in the clinical trial, 1.25mg and 2.5 mg. The primary efficacy endpoint for the trial is headache pain relief at 2 hours post-dose, using the standard IHS 4-point rating scale. Secondary efficacy endpoints for the trial include pain relief and other symptom assessments at various time points. Safety evaluations will also be made throughout the clinical trial period.
AZ-104 has been licensed to Symphony Allegro, and the Company has the right to repurchase all rights to this product candidate

•	AZ-001 (Staccato prochlorperazine). Alexza is developing AZ-001 to treat patients suffering from acute migraine headaches. During the third quarter of 2008, Alexza conducted an end-of-Phase 2 meeting with the FDA. The Company believes it has a clear understanding of the development requirements for filing an NDA for this product candidate. Consistent with previous guidance, Alexza is not planning on conducting any AZ-001 Phase 3 studies without a partner, and is continuing to seek partners for the Staccato migraine product candidates, AZ-001 and AZ-104.

•	AZ-007 (Staccato zaleplon). Alexza is developing AZ-007 for the treatment of insomnia in patients who have difficulty falling asleep, including patients who awake in the middle of the night and have difficulty falling back asleep. AZ-007 has completed Phase 1 testing. No additional work is currently planned on AZ-007 for 2009 without a partner.

•	AZ-003 (Staccato fentanyl). Alexza is developing AZ-003 for the treatment of patients with acute pain, including patients with breakthrough cancer pain and postoperative patients with acute pain episodes. In January 2009, Alexza mutually agreed with Endo Pharmaceuticals, Inc. to terminate the license agreement with all rights to AZ-003 reverting back to Alexza. Alexza and Endo entered into this license agreement in December 2007. The Company does not expect to pursue the development of AZ-003 without a partner.

•	AZ-002 (Staccato alprazolam). Alexza is developing AZ-002 for the acute treatment of panic attacks associated with panic disorder. AZ-002 has completed Phase 1 testing and one Phase 2a proof-of-concept study in panic attacks, an indication the Company is not planning to pursue. However, given the demonstrated safety profile, the successful and reproducible delivery of alprazolam, and the IV-like pharmacological effect demonstrated to date, Alexza and Symphony Allegro are assessing AZ-002 for other possible indications and renewed clinical development.
AZ-002 has been licensed to Symphony Allegro, and the Company has the right to repurchase all rights to this product candidate.
Conference Call Information
Alexza will host a conference call today, March 10, 2009, at 4:30 p.m. Eastern Time. A replay of the call will be available for two weeks following the event. The conference call, replay and webcast are open to all interested parties.
To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=P9J9NFRUU.

To access the live conference call via phone, dial 888-713-4213. International callers may access the live call by dialing 617-213-4865. The reference number to enter the call is 63442394.
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or 617-801-6888 for international callers. The reference number for the replay of the call is 94291130.
About Alexza Pharmaceuticals
Alexza is a pharmaceutical development company focused on the research, development, and commercialization of novel proprietary products for the acute treatment of central nervous system, or CNS, conditions. All of our product candidates are based on our proprietary technology, the Staccato system. The Staccato system, vaporizes an excipient-free drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery. Because of the particle size of the aerosol, the drug is quickly absorbed through the deep lung into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration but with greater ease, patient comfort and convenience.
Alexza’s lead program is AZ-004 (Staccato loxapine) and is being developed for the acute treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials, and is projecting a New Drug Application submission in early 2010. The Company has completed an end-of-Phase 2 meeting with the FDA for AZ-001 (Staccato prochlorperazine), and it has advanced AZ-104 (Staccato loxapine) into Phase 2b testing, both product candidates being developed for the acute treatment of migraine headache. AZ-002 (Staccato alprazolam) has completed Phase 1 testing and a Phase 2a proof-of-concept clinical trial. Product candidates that have completed Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of patients with acute pain, including patients with breakthrough cancer pain and postoperative patients with acute pain episodes and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza, is available online at www.alexza.com.
Safe Harbor Statement
Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical guidance is as of March 10, 2009 and financial guidance relating to the Company’s current cash, cash equivalents and investments is as of December 31, 2008.

This press release includes forward-looking statements regarding the development of the Company’s product candidates, projected clinical trial enrollment and data reporting timelines, and safety of the Company’s products and technologies. Any statement describing a product candidate or Alexza’s goals, expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings “We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.”, “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.”, “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business.”, and “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.” Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President & CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com

Alexza Pharmaceuticals, Inc.
(a development stage company)
Condensed Consolidated Statements of Operations
(unaudited, in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue	$417	$—	$486	$—

Operating expenses:
Research and development	14,400	13,698	61,565	45,645
General and administrative	4,015	3,720	17,641	14,888

Total operating expenses	18,415	17,418	79,206	60,533

Loss from operations	(17,998)	(17,418)	(78,720)	(60,533)

Interest and other income, net	293	1,411	2,614	5,626
Interest expense	(199)	(266)	(935)	(1,003)

Loss before noncontrolling interest in Symphony Allegro, Inc.	(17,904)	(16,273)	(77,041)	(55,910)
Loss attributed to noncontrolling interest in Symphony Allegro, Inc.	2,877	3,100	18,591	10,791

Net loss	$(15,027)	$(13,173)	$(58,450)	$(45,119)

Basic and diluted net loss per share	$(0.46)	$(0.42)	$(1.81)	$(1.58)

Shares used to compute basic and diluted net loss per share	32,821	31,097	32,297	28,605

Alexza Pharmaceuticals, Inc.
(a development stage company)
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,
	2008	2007
	[1]	[1]
Assets
Cash, cash equivalents and marketable securities	$37,556	$69,391
Investments held by Symphony Allegro, Inc.	21,318	39,449
Other current assets	1,130	13,432
Total current assets	60,004	122,272

Property and equipment, net	24,152	26,156
Other non-current assets	400	697
Total assets	$84,635	$149,125

Liabilities and stockholders’ equity
Current liabilities	$17,233	$16,180
Non-current liabilities	28,348	33,002
Non-controlling interest in Symphony Allegro, Inc.	5,361	23,952
Stockholders equity	33,693	75,991
Total liabilities and stockholders’ equity (deficit)	$84,635	$149,125

[1]	Derived from audited consolidated financial statements at that date.